Exhibit 10.1
WITHOUT PREJUDICE/SUBJECT TO CONTRACT

DATED    July 11, 2022

INIVATA LIMITED (1)

and

CLIVE MORRIS (2)

SETTLEMENT AGREEMENT

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PARTIES:

(1)Inivata Limited, a company incorporated in England & Wales, whose registered office is at The Glenn Berge Building, Babraham, Cambridge, England, CB22 3FH (the "Employer"); and

(2)Clive Morris of [***] ("you").

BACKGROUND:

(A)You are employed by the Employer pursuant to the Contract in the role of Chief Executive Officer.

(B)Subject to the terms set out in this Agreement, your employment with the Employer will terminate on 30 June 2022.

(C)You and the Employer have agreed terms of settlement of all claims you have, or may have, in connection with your employment or its termination or otherwise against the Employer or any member of the Group or any Protected Person, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, those statutory complaints which you have raised with the Employer and/or which you raise in this agreement.

(D)The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

(E)You confirm that you have received independent legal advice from the Adviser as to the terms and effect of this agreement.

(F)The Employer enters into this agreement for itself and as agent and trustee for all members of the Group and their respective Protected Persons and is duly authorised to do so.

AGREED TERMS:

1.DEFINITIONS

1.1In this agreement:

"Adviser" means Linky Trott of Edwin Coe LLP;

"Contract" means the contract of employment between you and the Employer dated 2 July 2021;

"Group" in relation to the Employer, means the Employer, any subsidiary undertaking or parent undertaking (including the Parent Company) of the Employer and any subsidiary undertaking of any such parent undertaking and "member of the Group" includes any undertaking in the Group. In this agreement, "subsidiary undertaking" and "parent undertaking" have the meanings set out in sections 1161 and 1162 of the Companies Act 2006, modified so that: sections 1162(2)(c) and 1162(4) do not apply; and in section 1162(3)(b), without limitation, a person is deemed to be "acting on behalf of" an undertaking or any of its subsidiary undertakings if any of that undertaking's shares are registered in the name of that person (i) as bare nominee; or (ii) by way of security or in connection with the taking of security. For the avoidance of doubt, the definition of "undertaking" in section 1161, without limitation, includes limited liability partnerships;

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"HMRC" means Her Majesty's Revenue and Customs;

“MIP Bonus” has the meaning set out in clause 3.1.3;

"Parent Company" means NeoGenomics, Inc. of 12701 Commonwealth Drive, Suite 9, Fort Myers, Fl 33913, United States;

"Pension Scheme" means the pension scheme provided by the Employer of which you are a member;

"Plan" means the management incentive plan of the Employer;

"Plan Year" has the meaning in clause 3.1.3 below;

"Protected Persons" means any current or former agents, consultants, workers, employees, members, shareholders, officers or directors of the Employer or any member of the Group in so far as you know them to be the same;

"Restrictive Covenant Deed" has the same meaning as defined in the Contract; "Retention Bonus" has the meaning set out in clause 3.1.2 below;
"Retention Cash Bonus" has the same meaning as defined in clause 5.4 of the Contract;

"Termination Date" means 30 June 2022;

"Termination Payment" means the aggregate of the Retention Bonus and MIP Bonus (if any); and

"Time Component" has the same meaning as defined in clause 5.4 of the Contract.

2.PRE-TERMINATION ARRANGEMENTS

2.1Between the date of this agreement and the Termination Date, you will be required to support your successor to assist in the handover of your duties but you will not be required to perform your usual duties as provided for under the Contract.

2.2The Employer will:

2.2.1pay you your salary for the period up to and including the Termination Date in the usual way;

2.2.2continue to provide you with any contractual benefits for the period up to and including the Termination Date; and

2.2.3make a payment to you in lieu of 14.5 days of accrued holiday entitlement that has not been used prior to the Termination Date.

2.3    The payments and benefits in clause 2.2 above will be subject to such deduction for income tax and national insurance contributions as the Employer or any member of the Group is obliged or entitled by law to deduct.

2.4     Provided you submit your expenses claims in accordance with the usual procedures on or before the Termination Date, all expenses properly and reasonably incurred and accounted

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for in connection with your employment prior to the Termination Date will be reimbursed in the normal way.

2.5    You should contact Michelle Anderson regarding any benefits due to you under the Pension Scheme following the Termination Date, and the options open to you in relation to the Pension Scheme.

2.6    You may exercise your share options under the Scheme, subject to and in accordance with the rules of the Scheme from time to time in force.

2.7Your shares of restricted stock under the Scheme will be dealt with subject to, and in accordance with, the rules of the Scheme from time to time in force.

3.     EMPLOYER'S OBLIGATIONS

Subject to and conditional on the terms of this agreement and your continuing compliance with its terms, the Employer will:

3.1within 30 days of the later of the Termination Date and receipt by the Employer of a copy of this agreement signed by you, together with a letter from the Adviser in the form attached at Schedule 2, make the following payments to you:

3.1.1£202,500 as a payment in lieu of your notice period (the "PILON") subject to such deductions for tax and national insurance contributions as required by law;

3.1.2£303,750 being the Time Component of the Retention Cash Bonus (hereafter referred to as a the "Retention Bonus") subject to such deductions for tax and national insurance contributions as required by law; and

3.1.3a pro-rated award under the Plan for the plan year 2021/2022 (the "Plan Year"), in the amount of £101,250 (the "MIP Bonus"), such payment to be payable at the time as such awards are paid to other participants in the Plan who are at your level, and subject always to the rules of the Plan from time to time in force save, for the avoidance of doubt, no adjustments will be made to this payment because of the termination of your employment. Any amounts payable under this clause 3.1.3 shall be subject to such deductions for tax and national insurance contributions as required by law;

3.2contribute to the reasonable legal fees (up to a maximum of £2,000 plus VAT) incurred by you in reaching this agreement. The payment will be made directly to your solicitor following receipt of an appropriate invoice addressed to you but expressed to be payable by the Employer and sent (marked private and confidential) to Ali Olivo at [***]; and

3.3on receipt of a written request from a potential employer to Michelle Anderson, provide a reference in the form attached at Schedule 3 and respond to any oral enquiries in a manner consistent with it, provided always that the Employer does not at any time become aware of any matters that would make such reference untrue, misleading or otherwise negligent in which event, the Employer shall not provide a reference until any amendments to the same have been agreed with you subject to any overriding regulatory obligations or requirements.

4.YOUR OBLIGATIONS

4.1You undertake to return on or before Monday 25 July 2022 to the Employer:

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4.1.1all confidential information (as defined in the Contract) and all copies thereof (whether in electronic or any other form);

4.1.2all property belonging to the Employer or any member of the Group, including (but not limited to) any company credit card, keys, security pass, identity badge, mobile telephone (including SIM cards), laptop computer, or any other office equipment; and

4.1.3all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you in the course of your employment with the Employer or any member of the Group or relating to the business or affairs of the Employer or any member of the Group, in your possession or under your control and you will inform the Employer of any passwords required to access any computer systems or documents.

4.2You undertake that you will, before the Termination Date, delete irretrievably (as far as you are technically able to do so) any information (whether confidential or not) relating to the business of the Employer or any member of the Group that you have stored on any magnetic or optical disk or memory or on any cloud server or in any other format or location whatsoever and all matter derived from such sources which is in your possession or under your control outside the Employer's premises for the avoidance of doubt excluding any information relating to your employment contractual entitlements or any entitlements under the terms of this agreement.

4.3You will, if requested to do so by the Employer, warrant in writing that you have complied fully with your obligations under clauses 4.1 and 4.2 above and provide the Employer with such reasonable evidence of compliance as may be requested.

4.4You acknowledge that the confidentiality restrictions and restrictive covenants in clauses 13 and 18 of the Contract and the restrictive covenants and other obligations in the Restrictive Covenant Deed will continue to apply and be binding on you after the Termination Date and you confirm that you will comply with and be bound by such obligations.

4.5You warrant and represent to the Employer, as a condition of this agreement, that you will comply with the terms of the Contract up to and including the Termination Date and that you have not, at any time done or failed to do anything which amounts to a repudiatory breach of any express or implied term of your employment which would entitle the Employer to terminate your employment without notice or payment in lieu of notice.

4.6You warrant as a condition of this agreement that you have not received (either orally or in writing) nor accepted or agreed to accept any offer (either orally or in writing), conditional or unconditional, which will provide you with any form of income at any time after the Termination Date, nor are you in discussions reasonably likely to lead to such an offer.

4.7It is a strict condition of this agreement that you will not issue or commence or continue any claim or proceedings against the Employer or any member of the Group or any Protected Person save to enforce the terms of this agreement or any on-going rights and entitlements arising under the Dec 2021 RSA Agreement, the June 2021 RSA Agreement and/or the June 2021 Stock Option Agreement. If, notwithstanding this condition, you choose to issue or commence or continue any claim or proceedings against the Employer or any member of the Group or any Protected Person relating to your employment or its termination, you will repay on demand an amount equal to the net MIP Bonus and the PILON including the value of any income tax and national insurance contributions deducted from the MIP Bonus and

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the PILON and paid by the Employer. This sum shall be recoverable as a debt, together with all costs (including legal costs) incurred by the Employer or any member of the Group or any Protected Person in recovering the sum and/or in relation to such proceedings. You shall further indemnify the Employer (and any member of the Group) and any Protected Person and keep the Employer (and any member of the Group) and any Protected Person indemnified against any costs incurred by the Employer (or any member of the Group) or any Protected Person in relation to defending any such claim brought by you or on your behalf including, without limitation, its legal costs and the cost of paying any award made to you by a court of competent jurisdiction. The provisions of this clause are without prejudice to the Employer's or any member of the Group's rights at common law.

4.8You agree that if the Employer becomes aware that you have breached any of your warranties or undertakings under this agreement, before or after the Termination Payment has been paid to you, no further payments will be paid to you and you will immediately repay all of such sums to the Employer or, if less, the loss suffered by the Employer or any member of the Group as a consequence, and such sums shall be recoverable as a debt. The Employer's right to repayment of the sums in accordance with this agreement shall be without prejudice to its rights at common law.

4.9You agree to make yourself available to, and to co-operate with, the Employer or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer. The Employer will reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Employer.

4.10It is a condition of this agreement that you will return to the Employer by no later than 15 July 2022 the original signed copy of this agreement, together with Schedule 2 signed by the Adviser.

5.TAX

5.1The Employer will deduct such income tax as it is obliged to deduct from the payments being made to you under this agreement together with the appropriate national insurance contributions. You will discharge your liability to HMRC for any further tax and employee national insurance contributions in respect of the payments and any benefits provided for in this agreement.

5.2You will indemnify the Employer and keep the Employer indemnified (for itself and as agent for other relevant members of the Group) on a continuing basis in respect of any income tax and/or employee's national insurance contributions (including any related interest, penalties, costs and expenses) which HMRC or any other relevant tax authority may demand from the Employer or any member of the Group and for which the Employer or any member of the Group is liable and in respect of the payments and benefits in this agreement, other than: (i) in relation to any sums deducted in accordance with clause 5.1; and (ii) to the extent that it would be unlawful for the Employer (whether for itself or as agent for other members of the Group) to seek such indemnity or indemnity payment from you. All sums payable by you to the Employer under this clause 5.2 shall be paid within seven days of the date that the Employer has requested such payment from you.

5.3The Employer will give you reasonable notice of any demand for tax which may lead to liabilities on you under the indemnity in clause 5.2 above and will take account of your

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reasonable comments in considering whether to dispute or in disputing the demand and provide you with reasonable access to any documentation you may reasonably require in connection therewith (provided that nothing in this clause shall prevent the Employer from complying with its legal obligations with regard to HMRC (or any other relevant tax authority) or make your liability under clause 5.2 in any way contingent or conditional on this clause 5.3).

6.WAIVER OF CLAIMS

6.1You agree that the terms of this agreement are offered by the Employer without any admission of liability on the part of the Employer and are in full and final settlement and satisfaction of all and any claims or rights of action that you have or may have against the Employer or any member of the Group or any Protected Person arising out of your employment with the Employer or its termination, whether under common law, contract, statute, pursuant to European Union law or otherwise, in any jurisdiction, whether or not such claims are or could be known to or contemplated by the parties at the date of this agreement and including in particular (without limitation) the claims specified in Schedule 1 (each of which are hereby intimated and waived).

6.2The waiver in clause 6.1 shall not include any claims by you to enforce this agreement, any personal injury claims of which you are not aware at the date of this agreement (save for those that may be brought pursuant to discrimination legislation) or any claims in relation to accrued entitlements under the Pension Scheme.

6.3You warrant and represent that:

6.3.1before entering into this agreement you received independent advice from the Adviser as to terms and effect of this agreement and, in particular, on its effect on your ability to pursue any complaint before an employment tribunal or other court;

6.3.2the Adviser is a solicitor of the Senior Courts holding a current practising certificate and a relevant independent adviser (as defined by sub-section 203(3A) Employment Rights Act 1996 and section 147 Equality Act 2010) and that there is a policy of insurance or professional indemnity in force covering the risk of a claim by you in respect of any loss arising in consequence of that advice;

6.3.3the Adviser will sign and deliver to the Employer Schedule 2 of this agreement by no later than 15 July 2022;

6.3.4you have disclosed to the Adviser all facts and circumstances that may give rise to a claim against the Employer or any member of the Group or any Protected Person and you are not aware of any other facts or circumstances that may give rise to such a claim other than those claims specified in clause 6.1 above; and

6.3.5the only claims that you have or may have against the Employer or any member of the Group or any Protected Person (whether at the time of entering into this agreement or in the future) relating to your employment with the Employer or its termination are specified in clause 6.1 above, and you are not aware of any fact or circumstance that may give rise to a personal injury claim or a claim relating to your entitlements under the Pension Scheme.

6.4You acknowledge that the Employer, when entering into this agreement, acted in reliance on the warranties given in clause 6.3 above and any other warranties, undertakings and representations given by you in this agreement.

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6.5You acknowledge that the conditions relating to settlement agreements (or, where applicable, compromise agreements) under section 203(3) Employment Rights Act 1996 (as amended), section 147 Equality Act 2010, section 77(4A) Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) Race Relations Act 1976, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 49(4) of the National Minimum Wage Act 1998, regulation 35(3) of the Working Time Regulations 1998, section 14 the Employment Relations Act 1999, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendments) Regulations 2006 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied.

6.6You agree that, except for the payments and benefits provided for in this agreement you will not be eligible for any further payment from the Employer or any member of the Group relating to your employment or its termination and without limitation to the generality of the foregoing, you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award you may have received had your employment not terminated.

7.CONFIDENTIALITY AND ANNOUNCEMENTS

7.1You and the Employer will keep the existence and terms of this agreement and the circumstances concerning the termination of your employment confidential (save to confirm that you left by mutual agreement to pursue other opportunities) and will not disclose the same to any third party, save the restrictions above shall not apply to information which you or the Employer disclose:

7.1.1pursuant to the order of a court of competent jurisdiction;

7.1.2pursuant to and in accordance with the Public Interest Disclosure Act 1998;

7.1.3in circumstances where the Employer or you are required by law to do so;

7.1.4in order to report misconduct or a serious breach of regulatory requirements to an appropriate regulator;

7.1.5to a law enforcement agency;

7.1.6to the extent necessary in connection with a criminal investigation or prosecution;

7.1.7to HMRC; or

7.1.8(where, and to the extent, necessary or appropriate and provided such person(s) agree to keep the information confidential) to your or the Employer's legal or professional advisers or such other persons that are required in order to fulfil the terms of this agreement or (in the case of the Employer) the Employer's officers or employees or (in your case) your spouse, civil partner or partner (provided that you shall inform them of the content of this clause and if your spouse, civil partner or

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partner breaches the terms of this clause, you will be liable for such breach as if you had committed it yourself) and/or your doctor for the purposes of seeking medical advice and provided that they are similarly bound by duties of confidentiality to you which you shall not waive.

7.2You will not make any adverse or derogatory comments (whether orally or in writing, including, without limitation any comments or references in any on-line diary or personal webspace) about the Employer, any member of the Group or any Protected Person or do anything which brings the Employer, any member of the Group or any Protected Person into disrepute. The Employer will not authorise or encourage its employees or officers or any Protected Person to make any adverse or derogatory comments about you or do anything which may bring you into disrepute.

7.3You warrant that you have not made any statement or taken any steps prior to the date of this agreement which, if it had occurred after the date of this agreement, would constitute a breach of any of the provisions of this clause 7.

8.MISCELLANEOUS

8.1The headings to clauses are for convenience only and have no legal effect.

8.2Save for any member of the Group and any Protected Person, each of whom shall be entitled to enforce the rights conferred on them by this agreement, a person, firm, company or organisation who or which is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term under this agreement. The consent of a third party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefits conferred on that third party.

8.3This agreement shall be governed by and interpreted according to English law and the parties submit to the jurisdiction of the English courts.

8.4Any references express or implied to statutes or statutory provisions in this agreement shall be construed as references to those statutes or statutory provisions as amended from time to time.

8.5This agreement, although marked "without prejudice" and "subject to contract", will once signed by you and the Employer be treated as an open agreement binding on both parties.

8.6No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties. No waiver by the Employer or any member of the Group or any Protected Person of any term, provision or condition of this agreement, or of any breach by you of any such term, provision or condition, shall be effective unless it is in writing (excluding e-mail) and signed by the Employer. No failure to exercise nor any delay in exercising any right or remedy under this agreement by the Employer or any member of the Group or any Protected Person shall operate as a waiver of such right or remedy or of any other right or remedy under this agreement.

8.7This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The agreement is not effective until each party has executed at least one counterpart, and it has been received by the other party (transmission by fax or email (in a PDF format) being acceptable for this purpose) and the agreement has been dated by agreement.

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9.ENTIRE AGREEMENT

This agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether oral or in writing. You agree that you have not when entering into this agreement relied on any representation, warranty, assurance, undertaking or commitment which is not contained in this agreement.

SIGNED /s/ Lynn Tetrault    DATE July 14, 2022
For and on behalf of the Employer

SIGNED /s/ Clive Morris    DATE July12, 2022
Clive Morris

SCHEDULE 1
CLAIMS: [THE ADVISER TO CONFIRM/ADD ANY OTHER RELEVANT CLAIMS]

(a)for unfair dismissal, under the Employment Rights Act 1996;

(b)for a statutory redundancy payment, under the Employment Rights Act 1996

(c)in relation to unauthorised deductions from wages, under the Employment Rights Act 1996;

(d)for unlawful detriment, under the Employment Rights Act 1996;

(e)in relation to employment particulars, under the Employment Rights Act 1996;

(f)in relation to guarantee payments, under the Employment Rights Act 1996;

(g)in relation to Sunday working for shop and betting workers, under the Employment Rights Act 1996;

(h)in relation to protected disclosures, under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;

(i)in relation to suspension from work, under the Employment Rights Act 1996;

(j)in relation to paternity, adoption and parental rights and flexible working, under the Equality Act 2010 or the Employment Rights Act 1996;

(k)in relation to time off work, under the Employment Rights Act 1996;

(l)in relation to working time or holiday pay, under the Working Time Regulations 1998;

(m)in relation to the national minimum wage, under the National Minimum Wage Act 1998;

(n)for equal pay and terms, under sections 120 and 127 of the Equality Act 2010 and the Equal Pay Act 1970;

(o)for direct or indirect discrimination, harassment or victimisation because of or related to sex or marital status or civil partnership status, or harassment of a sexual nature, under the Equality Act 2010 or the Sex Discrimination Act 1975;

(p)for direct or indirect discrimination, harassment or victimisation because of or related to colour, race, nationality or ethnic or national origin, under the Equality Act 2010 or the Race Relations Act 1976;

(q)for discrimination, harassment or victimisation because of or related to disability, which shall include any failure to make reasonable adjustments, direct discrimination, indirect discrimination, discrimination arising from disability and/or any form of disability discrimination whatsoever under the Equality Act 2010 or the Disability Discrimination Act 1995;

(r)for breach of obligations under the Protection from Harassment Act 1997;

(s)for less favourable treatment on the grounds of part-time status, under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(t)for less favourable treatment on the grounds of fixed-term status, under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(u)for direct or indirect discrimination, harassment or victimisation because of or related to religion or belief, under the Equality Act 2010 or the Employment Equality (Religion or Belief) Regulations 2003;

(v)for direct or indirect discrimination, harassment or victimisation because of or related to sexual orientation, under the Equality Act 2010 or the Employment Equality (Sexual Orientation) Regulations 2003;

(w)for direct or indirect discrimination, harassment or victimisation because of or related to age, including (without limitation) for any failure to consider working beyond normal retirement, under the Equality Act 2010 or the Employment Equality (Age) Regulations 2006;

(x)for direct or indirect discrimination, harassment or victimisation because of or related to gender reassignment, under the Equality Act 2010 or the Sex Discrimination (Gender Reassignment) Regulations 1999;

(y)for failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;

(z)for failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;

(aa) for failure to comply with obligations under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

(bb) in relation to the obligations to elect appropriate representatives to inform and consult or any entitlement to a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

(cc) in relation to the obligations to elect appropriate representatives to inform and consult or any entitlement to compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(dd)    for failure to comply with obligations under the Human Rights Act 1998;

(ee) for failure to comply with obligations under the Data Protection Act 2018 and the General Data Protection Regulation;

(ff)    in relation to existing personal injury claims;

(gg) arising as a consequence of the United Kingdom's membership of or withdrawal from the European Union, including but not limited to any claim arising under EU treaties or EU legislation as given effect in England and Wales until 11pm on 31 December 2020, and any claim under the European Union (Withdrawal) Act 2018, the European Union (Withdrawal Agreement) Act 2020 or the European Union (Future Relationship) Act 2020; and/or

(hh) arising under retained EU law as defined in section 6(7) of the European Union (Withdrawal) Act 2018.

SCHEDULE 2

I, Linky Trott confirm that:

1.I am a Solicitor of the Senior Courts holding a current practising certificate and am a relevant independent adviser within the meaning of the acts and regulations referred to in clause 6.5 of this settlement agreement.

2.I have given independent legal advice to Clive Morris as to the terms and effect of the settlement agreement and in particular its effect on their ability to pursue the claims specified in clause 6.1 and Schedule 1 of the settlement agreement.

3.There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or a professional indemnity covering the risk of a claim against me by Clive Morris in respect of any loss arising in consequence of that advice.

Signed /s/ Linky Trott

Linky Trott, Edwin Coe LLP

Dated July 11, 2022

SCHEDULE 3 REFERENCE

Private & Confidential July 5, 2022

Dear [    ], Re: Clive Morris
I write to confirm that Clive Morris was employed by Inivata Limited from 1 May 2016 until 30 June 2022, most recently as Chief Executive Officer.

It is the usual policy of Inivata Limited not to provide references other than a standard statement of service in respect of its employees. This should not be seen as implying any comment about the candidate or their suitability for employment.

This reference has been given in confidence, without liability on the part of the company or the undersigned and should not be disclosed to any third parties.

Yours sincerely,

/s/ Jennifer Balliet

Chief Culture Officer

NeoGenomics Laboratories, Inc. (Parent of Inivata Limited)